Exhibit 10.2

                              SUBCONTRACT AGREEMENT
                                 NUMBER 9908089
                    BY AND BETWEEN EMPS RESEARCH CORPORATION
                           AND THE UNIVERSITY OF UTAH



         This Subcontract Agreement ("Agreement") is entered into and effective as of August 14, 2001 by and between EMPS Research Corporation, a corporation having its principal place of business at 875 Donner Way, Suite 705, Salt Lake City, UT 84108, ("Company") and the University of Utah (Tax ID #876000525), an institution of higher education for the State of Utah ("Subcontractor").


                                    RECITALS:

         WHEREAS, Company has received prime funding from the Department of Energy (DOE) under Contract #DE-FG36-01G011035 (the "Prime Contract"), and has provided to the Subcontractor a copy of the award document which is incorporated herein by this reference, Attachment 1, for the research project entitled Development of a High Frequency Eddy Current Separator (the "Project") and

         WHEREAS, it is considered in the best interest of Company and DOE for Subcontractor to participate in the Project; and

         WHEREAS, Subcontractor wishes to enter into this Agreement with Company to perform the work described herein and has the capability to complete the work.


                                    AGREEMENT

         NOW, THEREFORE, for and in consideration of the mutual covenants, conditions and undertakings herein set forth, the parties agree as follows:

1. Statement of Work. In connection with the Project, Subcontractor agrees to perform for Company certain research (hereinafter "Research") described in the Statement of Work and Deliverables set forth in Appendix A, which is attached hereto and incorporated herein by this reference.

2. Period of Performance. The Project period under this Agreement is intended to commence on August 15, 2001 and continue until August 14, 2003. Contingent upon the continuation of prime funding under the Prime Contract, this Agreement may be extended for additional periods of performance beyond the Initial Term, upon written approval by Company of a continuation.

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3. Allowable Cost and Payment. For the performanc of this Agreement, Company shall pay the Subcontractor the compensation as described below subject to the applicable cost principles regarding allowable costs as amplified by OMB Circular A-21 Cost Principals for Educational Institutions

         3.1 Compensation. Company agrees to pay Subcontractor for performance of the Research under this Agreement on a cost reimbursement basis. The total compensation to be paid by Company to Subcontractor for the Research shall not exceed forty nine thousand nine hundred eighty four dollars ($49,984) for the first year of the project as set forth in the itemized budget contained in Appendix B, which is attached hereto and incorporated herein by this reference. Rebudgeting shall be allowed only with the prior written approval of Company at Company's sole discretion, or as otherwise authorized under the Prime Contract. Additional funds for the Project's second year are anticipated to be fifty four thousand, nine hundred eighty four and, pending Prime authorization, shall be authorized by amendment to this agreement at the end of the first year of Project performance.

         3.2 Payment. Progress payments shall be made by Company to Subcontractor from the Prime award proceeds, based upon quarterly invoices submitted by Subcontractor.

         The amounts of all such progress payments shall be limited exclusively to allowable costs and shall be based upon Subcontractor's verified progress in completing the Research. Each invoice should state the period for which reimbursement is being requested and should be submitted on the Subcontractor's standard billing form. All invoices shall itemize current incurred costs, cumulative incurred costs, indirect costs (calculated at rates approved by the cognizant governmental authority) and shall reference the subcontract number issued by the Company under this Agreement. Invoices shall be delivered to Steve Smoot, Project Manager, EMPS Research Corporation at 875 Donner Way, Suite 705, Salt Lake City, Utah 84108, fax 801-582- 8600. All properly submitted and verified invoices shall be paid within 30 days of delivery to Company, provided that Company's obligation to pay is contingent upon receipt by Company of budgeted Award funds from the Prime and that Company shall have the right to refuse to pay all or any portion of any invoice pending verification of the accuracy of the invoice or resolution of any dispute with Subcontractor regarding any invoice. Payment of final invoice shall be contingent upon satisfactory completion of the Deliverables (as defined in Appendix A) and acceptance by Company of all final reports required under this Agreement.

         3.3 Disallowable Costs. In the event any payments to the Subcontractor under this Agreement are subsequently disallowed by the Prime Contractor or Company as items of cost to this Agreement, the subcontractor shall repay Company on demand the amount of any such disallowed items or, at the discretion of Company, Company may deduct such amounts from subsequent payments to be made to the Subcontractor hereunder, without prejudice, however, subject to the Subcontractor's right thereafter to establish the allowability of any such items of cost under the Agreement.

4. General Provisions. Subcontractor shall carry out the activities and intent of this Agreement in accordance with the General Provisions, Certifications and Assurances set

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forth in Attachment 2, attached, hereto and incorporated herein by this reference (the "General Provisions.")

5. Technical Supervision

         5.1 Supervision by Company. The principal investigator under the Prime Contract is Stephen Smoot, or such other person as may be designated by Company, who shall have primary responsibility for technical supervision of the Project.

         5.2 Supervision by Subcontractor. The person with primary responsibility for supervision of the performance of the Research on behalf of Subcontractor shall be Dr. Rajamani. No other person shall replace or substitute for Dr. Rajamani in the supervisory responsibilities hereunder without the prior written approval of Company, which may be granted or withheld at Company's sole discretion.

6. Flow-Down of Provisions. This Agreement shall be subject to, and incorporate by this reference, all applicable provisions of the Prime Contract; any contract policy statements or manuals issued by any source of prime funding for the Contract (with the exception that there shall be no automatic carryover of un-obligated funds and no automatic no-cost extension without the prior written approval of Company); and all applicable laws, regulations, guidelines and policies referenced in any of the above described documents. Company shall provide Subcontractor with copies of any such documents upon request.

7. Reporting Requirement. Upon the first day of the first full quarter after commencement of the Research hereunder, and every quarter thereafter, Subcontractor shall provide written reports to Company on all expenditures and progress in the performance of Research as outlined or required in the Statement of Work and Deliverables. Such reports shall fully and promptly disclose to Company any formulae, inventions, discoveries, improvements or other significant progress made or discovered in the course of the Project, whether patentable or not. Subcontractor shall furnish a final written report to Company within sixty
(60) days of the completion of the Research.

8. Audits and Records.

         8.1 Audit Requirement. Subcontractor shall comply with all federal audit requirements, including the requirements of OMB Circulars A-110 and A-133.

                  A. A-133 or A-128 Single Audit. Subcontractor shall submit a copy of the latest single audit report to the Company prior to the first payment. In cases where the auditor's report identifies instances of non compliance with federal laws and regulations in the performance or administration of this Agreement, Subcontractor shall so notify Company and provide Company with copies of Subcontractor's response to the auditor's report and a Subcontractor's plan for corrective action.

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                  B. Project Specific Audit. This option may only be used if the
         Subcontractor is not subject to an A-133 or A-128 Single Audit. Subcontractor shall contract with an independent auditor to perform a Project-Specific audit following generally accepted government audit standards (GAGAS). The audit report is to be submitted to the Company within ninety (90) days after Agreement end date. If the Project-Specific audit report is not submitted to the Company within such a time period, the Company will terminate the Agreement and the Subcontractor shall refund all income received under the Agreement. Moreover, Subcontractor will not be allowed to bid on future Company subcontracts.

                  C. Company Documentation Audit. This option may only be used if the Subcontractor is not subject to an A-133 or A-128 Single Audit. Subcontractor shall submit to Company appropriate documentation (i.e. time sheets, expenditure receipts, etc.) supporting Subcontractor's expenses to be reimbursed by Company. Such documentation must be attached to each invoice and will be reviewed by Company personnel for compliance with applicable laws and regulations prior to reimbursement. If the Company determines that the documentation is inadequate, Subcontractor shall provide additional data before payment is made to the Subcontractor.

         8.2 Inspection of Records. Upon reasonable notice and during normal business hours, Company, any sponsor of the Prime Contract, or any of their duly authorized representatives shall have access to any financial records, supporting documents, statistical records or other records pertinent to the Research and this Agreement throughout the term of this Agreement and for a period of at least three (3) years following completion of the Research.

9. Equipment. The cost of equipment acquired hereunder by Subcontractor, if any, shall be considered allowable costs provided the cost of such equipment does not exceed the budgeted cost as set forth in Appendix B hereof. Company shall have no obligation to reimburse any equipment costs which, in the aggregate, exceed twenty-five percent (25%) of the Total Direct Costs set forth in Appendix B, unless Subcontractor receives prior written approval from Company. Title to all equipment purchased by Subcontractor with funds provided in whole or in part under this Agreement, and to all equipment otherwise furnished by Company or any prime funding agency hereunder shall be subject to the Prime Contract sponsor's equipment terms and conditions. Upon request, Subcontractor shall annually provide Company with a list of all equipment acquired by Subcontractor with funds budgeted under this Agreement, and upon completion or termination of this Agreement, a composite list of all such equipment. Upon completion or termination of this Agreement Company may, upon request by Subcontractor and at Company's discretion, transfer title to such equipment to Subcontractor according to such terms and conditions as may be specified in the Prime Contract and all applicable policies of the Prime Contract sponsor.

10. Publication and Rights to Data. The results of any research conducted under this Agreement may be published jointly by Company and Subcontractor, or by either institution separately. Publications arising out of the Project shall give due credit to all

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participants in the Project, including all sources of funding. To the extent authorized under the Prime Award, Company shall have the right to copyright, publish, disclose, disseminate or use for any purpose, in whole or in part, any data and information received or developed under this Agreement. Subcontractor may not use the name of Company in any news release or advertising or any publications directed to the general public without written approval of Company.

11. Patents and Inventions. Subcontractor shall notify Company of any patentable discoveries or inventions made and/or conceived, or for the first time actually reduced to practice, by Subcontractor or any use of its employees or subcontractors, in connection with the performance of the Research under this Agreement. Ownership and administration of all such patents and inventions shall be in accordance with the provisions of the Prime Award and with all applicable federal regulations. Ownership of inventions, discoveries, and improvements (hereinafter "Inventions") shall be determined according to inventorship and inventorship shall be determined according to U.S. Patent law. Accordingly, Subcontractor shall own all rights, title and interest in all inventions and improvements conceived or reduced to practice solely by Subcontractor and/or its agents or employees in the performance of the research or Services and may, at its election, file all patent applications relating thereto. Any Inventions conceived or reduced to practice solely by Company and/or its agents or employees shall be the property of Company. Any Invention conceived or reduced to practice jointly by Company and Subcontractor and/or their agents or employees shall be joint property of Company and Subcontractor. In consideration of sponsor's support, of Subcontractor in performance of the Services, Subcontractor grants to Contractor an option for an exclusive license on any such inventions, improvements, applications or patents. Contractor's right to elect and exercise said option shall expire six months after Subcontractor has provided written notice to Contractor of any such invention, improvement, application or patent. In the event Subcontractor shall abandon its rights to any such Invention, Subcontractor shall assign to Contractor all of Subcontractor's rights, title and interest therein.

12. Indemnification

         12.1 Subcontractor is a governmental entity and is subject to the Utah Governmental Immunity Act, Section 63-30-1 et seq., Utah Code Ann. (1993 and Supp. 1995) (the "Act"). Subject to the provisions of the Act, Subcontractor shall indemnify, defend and hold harmless Company, its officers, agents and employees against any actions, suits, proceedings, liabilities and damages that may result solely from the negligent acts or omissions of Subcontractor, its officers, agents or employees in connection with this Agreement. Nothing in this Agreement shall be construed as a waiver of any rights or defenses applicable to Subcontractor under the Act, including without limitation, the provisions of
Section 63-30-34 regarding limitation of judgments. Subcontractor shall give Company timely notice of any claim or suit instituted of which it has knowledge that in any way, directly or indirectly, affects or might affect Company, and Company shall have the right at its own expense to participate in the defense of the same.

         12.2 Indemnification by Company. Company shall indemnify, defend and hold harmless Subcontractor, its directors, officers, agents and employees against any

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actions, suits, proceedings, liabilities and damages that may result from the negligent acts or omissions of Company, its officers, agents or employees in connection with this Agreement. Company shall give Subcontractor timely notice of any claim or suit instituted of which it has knowledge that in any way, directly or indirectly, affects or might affect Subcontractor, and Subcontractor shall have the right at its own expense to participate in the defense of the same.

13. Compliance with Laws. In performance of the Research, both Company and Subcontractor shall comply with all applicable federal, state and local laws, codes, regulations, policies, guidelines and orders. Subcontractor shall obtain, at its expense and as part of the price for Research, all required government licenses, permits, and approvals for the performance of the Research, except those licenses, permits and approvals which the Statement of Work and Deliverables specifies will be obtained by Company.

15. Relationship of Parties. In assuming and performing the obligations of this Agreement, Subcontractor and Company are each acting as independent parties and neither shall be considered or represent itself as a joint venturer, partner, agent or employee of the other. Neither Company nor Subcontractor shall use the name or any trademark of the other in any advertising, sales promotion or other publicity matter without the prior written approval of the other party.

16. Termination. This Agreement may be terminated by either party at any time and from time to time, by giving written notice thereof to the other party. Termination shall be effective (20) days after receipt of notice. Termination shall not relieve either party of any obligation or liability accrued hereunder prior to termination, or rescind or give rise to any right to rescind any payments made prior to the time of termination.

17. Uncontrollable Forces. Neither Company nor Subcontractor shall be considered to be in default of this Agreement if delays in or failure of performance shall be due to uncontrollable forces the effect of which, by the exercise of reasonable diligence, the non performing party could not avoid. The term "uncontrollable forces" shall mean any event which results in the prevention or delay of performance by a party of its obligations under this Agreement and which is beyond the control of the non performing party. It includes, but is not limited to fire, flood, earthquakes, storms, lightning, epidemic, war, riot, civil disturbance, sabotage, inability to procure permits, licenses or authorizations from any state, local or federal agency or person for any of the supplies, materials, research or obligations required to be provided by either Company or Subcontractor under this Agreement, strikes, work slowdowns or other labor disturbances, and judicial restraint.

18. Subcontracts. Subcontractor shall not subcontract any portion of the Research or substantive project effort without prior written approval of Company.

19. Miscellaneous.

         19.1 Assignment. Neither party shall assign or transfer any interest in this Agreement, nor assign any claims for money due or to become due under this Agreement, without the prior written consent of the other party.

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         19.2 Entire Agreement. This Agreement, with its attachments, constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes any other written or oral understanding of the parties. This Agreement may not be modified except by written instrument executed by both parties and signed by the authorizing authority representing each party.

         19.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties, their successors and permitted assigns.

         19.4 Notices. Except as provided in Section 3 hereof with regard to payment of invoices, any notice, reports or other communication required or permitted to be given to either party hereto shall be in writing and shall be deemed to have been properly given and effective: (a) on the date of delivery if delivered in person during recipient's normal business hours; or (b) on the date of delivery if delivered by courier, express mail service or first-class mail, registered or certified, return receipt requested. Such notice shall be sent or delivered to the respective addresses given below, or to such other address as either party shall designate by written notice given to the other party as follows:

In the case of Subcontractor:

                  Technical                    Contractual
                  ---------                    -----------
                  University of Utah           University of Utah
                  412 WBB                      1471 Federal Way
                  Salt Lake City, Utah 84102   Salt Lake City, Utah 84102
                  Attn: Dr. Raj Rajamani       Attn: Lynne U. Chronister,
                                                     Director

In the case of Company:

                  Technical                    Contractual
                  ---------                    -----------
                  Nolan Tilby                  Stephen Smoot
                  P.O. Box 553                 875 Donner Way, Suite 705
                  Roy, Utah 84067-0553         Salt Lake City, UT 84108
                  Fax 801-334-6393             fax 801 582-8600


20. Order of Precedence. In the event of any conflict, inconsistency or discrepancy amount, the Agreement and any other documents listed below shall be resolved by giving precedence in the following order.

         (a) This Agreement including the Exhibits hereto

         (b) Prime Contract

         (c) Purchase Order issued by Company. This agreement shall supercede and replace any boilerplate provisions on a purchase order.

21. Disputes. Any dispute arising out of the performance or payment under this Agreement shall be presented to the Subcontractor for resolution. Disputes that cannot

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be resolved by Subcontractor shall be determined by a court of competent jurisdiction in the State of Utah.

22. Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Utah, without application of any principles of choice of laws.

23. Non waiver. A waiver by either party of any breach of this Agreement shall not be binding upon the waiving party unless such waiver is in writing. In the event of a written waiver, such a waiver shall not affect the waiving party's rights with respect to any other or further breach.

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24. Execution by Counterpart. This Agreement may be executed separately or independently in any number of counterparts, each and all of which together shall be deemed to have been executed simultaneously and for all purposes to be one Agreement.


         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives effective as of the day and year first written above.

UNIVERSITY OF UTAH "UNIVERSITY"                   EMPS RESEARCH CORPORATION

By: /s/ Lynne U. Chronister                       By: /s/ Stephen H. Smoot
      -----------------------------------            ---------------------------
         signature                                   signature

Name: Lynne U. Chronister                         Name: Stephen H. Smoot
      -----------------------------------            ---------------------------
        (please print)                                  (please print)

Title: Dir. Office of Sponsored Projects          Title:

Date:                                             Date:



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